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                                                                    EXHIBIT 99.2

 PHONE.COM ACQUISITION OF PARAGON SOFTWARE LTD. CLOSED

REDWOOD CITY, Calif. (March 8, 2000) -- Phone.com, Inc., (Nasdaq:PHCM) a leading provider of mobile Internet software and services, today announced that March 4, 2000 was the closing of its previously announced acquisition of Paragon Software Ltd. Pursuant to the acquisition, Phone.com will issue up to 3,591,638 shares of Phone.com Common Stock and $12.364 million in cash in exchange for all outstanding Paragon common stock, preferred stock, options and warrants.

About Phone.com

Phone.com, Inc. (Nasdaq:PHCM) is a leading provider of software and services that enable the delivery of Internet-based information services to mass-market wireless telephones. Using its software, wireless subscribers have access to Internet- and corporate intranet-based services, including Email, news, stocks, weather, travel and sports. In addition, subscribers have access via their wireless telephones to network operators' intranet-based telephony services, which may include over-the-air activation, call management, billing history information, pricing plan subscription and voice message management. Phone.com is headquartered in Silicon Valley, California and has regional offices in Belfast, Copenhagen, Hong Kong, London, Seoul, and Tokyo. Visit http://www.phone.com for more information.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Phone.com's limited operating history, potential fluctuations in Phone.com's operating results, uncertainties related to Phone.com's long sales cycle and reliance on a small number of customers, Phone.com's dependence on the acceptance of its products by network operators and wireless subscribers, Phone.com's ability to adequately address the rapidly-evolving market for delivery of Internet-based services through wireless telephones, the need to achieve widespread integration of Phone.com's browser in wireless telephones, competition from companies with substantially greater financial, technical, marketing and distribution resources and the ability of Phone.com to manage a complex set of engineering, marketing and distribution relationships. Further information regarding these and other risks are included in Phone.com's Form 10-Q for quarter ended December 31, 1999, in its prospectus dated November 16, 1999 and in its other filings with the Securities and Exchange Commission.
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FoneSync is a trademark of Paragon Limited Software. Phone.com, the Phone.com
name and logo, MyPhone and the family of terms carrying the "UP." prefix are trademarks of Phone.com, Inc. All Rights Reserved. All other company, brand and product names may be marks that are the sole property of their respective owners.

For further information:
Contact Phone.com Worldwide Public Relations
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Investor Relations Contacts

Phone.com, Inc.                        The Carson Group
Alan Black                             Bonnie McBride
Chief Financial Officer                Managing Director
+1 (650) 817 1447                      +1 (415) 617 2540
investor@corp.phone.com
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